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FINAL TRANSCRIPT

Conference Call Transcript

MAXY - Maxygen Announces Joint Venture with Astellas to Develop Protein Pharmaceuticals

Event Date/Time: Jul 01, 2009 / 08:30PM GMT

CORPORATE PARTICIPANTS

Russell Howard

Maxygen - CEO

Grant Yonehiro

Maxygen - Chief Business Officer and SVP

Larry Briscoe

Maxygen - CFO and SVP

Isaac Stein

Maxygen - Chairman of the Board of Directors

CONFERENCE CALL PARTICIPANTS

Mike King

Merriman Curhan Ford & Co. - Analyst

Philip Broenniman

Vivienne - Analyst

Andrew Meddle

Leo J. Shapiro and Associates - Analyst

Brad Bennett

Smith Barney Investments - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Maxygen Announces Joint Venture with Astellas to Develop Protein Pharmaceuticals conference call. My name is Keisha and I will be your operator for today. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the call over to Mr. Russell Howard, CEO. Please proceed, sir.

Russell Howard - Maxygen - CEO

Good afternoon, and welcome to Maxygen’s conference call to discuss yesterday’s announced joint venture agreement between Astellas and Maxygen.

Before we get started, I would like to remind you that the matters discussed in this call contain forward-looking statements regarding the proposed transaction and our business plans, our strategy and programs that involve risks and uncertainties. The potential risks and uncertainties include, among others, our ability to consummate the joint venture transaction; the timing and potential benefits of the transaction, and our related strategic restructuring, if consummated; and risks inherent in drug development, such as potential difficulties or delays in the development or production of drug compounds and the [fairly] to develop products suitable for commercialization.

These and other risk factors are more fully discussed in the Form 8-K we have filed in connection with the announcement of this transaction, and in our Form 10-K for the year ended December 31, 2008, including under the caption Risk Factors and in our other periodical reports, all of which are available from Maxygen at www.Maxygen.com.

Maxygen is under no obligation and expressly disclaims any such obligation to update or alter any forward-looking statement made on this call, whether as a result of new information, future events, or otherwise. Also, to the extent we provide non-GAAP financial information on this call, a reconciliation of that information to its GAAP equivalent is available on our website under the News tab.

I’m joined here today by Isaac Stein, the Executive Chairman of our Board; Larry Briscoe, our CFO; Elliot Goldstein, our COO; and Grant Yonehiro, our Chief Business officer.

I will begin by providing a brief introduction regarding the transaction with Astellas that we announced yesterday, and our corporate strategy going forward. I will then turn the call over to Grant, who will provide a more detailed description of the transaction. Larry will describe the financial aspect of the transaction and our restructuring. Finally, Isaac will provide you with additional details regarding our assets and corporate strategy. We will then open up the call for questions.

As I mentioned, yesterday, we announced an agreement with Astellas to establish a joint venture focused on the discovery, research, and development of multiple protein pharmaceutical programs, including the Company’s MAXY-IV program and other early-stage programs. This arrangement will allow Maxygen to accomplish three very important goals.

First, our development of our MAXY-IV program will continue exactly as planned with Astellas. Our partner, Astellas, is well-suited for exploitation of next-generation CTLA4-Ig protein products in both transplantation and various autoimmune diseases.

Second, this agreement provides up to $30 million of new funding from Astellas for several early-stage discovery programs using our core molecular breeding platform technology.

Third, this agreement creates a clear path for significant value creation over the next few years. Over the next three years, Astellas will have an option to purchase Maxygen’s equity interest in this joint venture at pre-negotiated prices that increase from $53 million to $123 million over the option term.

As Isaac will discuss in more detail later, this transaction represents a key component of the corporate strategy we announced last October. It also continues Maxygen’s long track record of capitalizing on its core competencies in gene shuffling and protein modification, to create value for shareholders in multiple fields and in multiple ways.

As you recall, the application of our technology platform to agricultural applications gave rise to Verdia, which we sold to Dupont for $64 million in 2004. The application of the technology to industrial enzymes and biofuels gave rise to Codexis, in which we retain a considerable ownership stake that we hope will result in a significant return for Maxygen and its shareholders.

Our spin-off of Avidia in the field of avimers was purchased in 2006, resulting in a payment to us of approximately $18 million for our equity stake. In 2008, we sold our hematology assets to Bayer HealthCare for $90 million of cash, and we’re eligible to receive up to $30 million more under certain circumstances.

Finally, we recently granted an option to Cangene to license our MAXY-G34 product for acute radiation syndrome, or ARS — a transaction that could result in additional licensing fees for Maxygen, with a limited commitment of our own resources.

This new arrangement with Astellas continues this tradition, and will allow us to shift most of our protein pharmaceutical operating assets into a joint venture that is substantially funded by Astellas. We believe this venture provides us with the best opportunity to capture value from these assets for our shareholders.

Maxygen, on the other hand, will retain mostly nonoperational assets that are best nurtured and developed within this context. In addition to our ownership interest in this new joint venture, Maxygen’s nonoperational assets include substantial cash reserves; our ownership interest in Codexis; our licensing arrangement with Codexis; the potential milestone from Bayer; a licensing arrangement with Cangene for MAXY-G34 in ARS; additional fields of potential commercial use of our technology platform; and a fully externally-funded vaccines program.

In addition to these nonoperational assets, I will remind you that Maxygen also will retain the MAXY-G34 program in its entirety. Maxygen retains the licensing arrangement with Cangene for ARS and the rights to drug development for chemotherapy-induced neutropenia, or CIN. The MAXY-G34 program will not be transferred to the joint venture.

There have been some recent developments here which are promising for the program in CIN. First, I’m pleased to report that the Patent Office recently decided, based on our urging, to undertake a re-examination of Amgen’s recently-issued patent relating to various GCSF mutants. While it’s not possible to predict the result or timing of such a re-examination, we view this as an appropriate response by the PTO. We’re looking forward to their review.

Second, we have recently conducted a Type C consultation with the FDA to review the results of our recently-completed Phase IIa study of MAXY-G34 for the treatment of chemotherapy-induced neutropenia, and discuss future development plans for the drug candidate. We are encouraged by the FDA’s specific response to this consultation, adding to our conference that there is an efficient and timely development path to BLA for MAXY-G34.

Finally, I’ll remind you that the results of the recently-completed Phase IIa trial in breast cancer patients showed good safety and tolerability of MAXY-G34, with no unexpected serious adverse events and no signs of immunogenicity. In this trial, MAXY-G34 was effective at all doses tested and compared favorably to Neulasta.

Based on this recent progress, we remain in discussions with potential partners concerning the opportunity for future development of MAXY-G34. However, we continue to believe that such a partnership is a prerequisite for further investment on the part of Maxygen in this program.

We hope to make a call later this month with more detail regarding these matters, and will advise you once we set a date for this call. Isaac will share more details about Maxygen’s assets later in today’s call.

The goal of Maxygen going forward will be to manage these assets and extract value from them at appropriate times in the future, with a very limited commitment of Maxygen resources, either people or money.

Finally, as noted in yesterday’s press announcement, after completion of this transaction, I will be leaving Maxygen, together with Larry Briscoe and Elliot Goldstein. After closing, our roles in running the broad operating business will largely be completed. We’ll have an orderly time of transition and re-organization, while Maxygen recruits a new CEO.

Importantly, Isaac Stein, a co-founder of the Company and Chairman since Maxygen’s IPO, has been acting as Executive Chairman of Maxygen for the last two years, and he has been involved in all our transactions. Isaac will remain in that position to ensure a smooth transition to the future leadership of the Company. Consulting agreements also will be put in place to allow Maxygen to tap into our expertise after our departure.

I’ll now turn the call over to Grant Yonehiro, who will take you through the details of our agreement with Astellas. As we have announced, Grant is expected to serve as the CEO of the joint venture.

Grant Yonehiro - Maxygen - Chief Business Officer and SVP

Thank you, Russell. I’d like to start by giving my congratulations and thanks to the dedicated Maxygen and Astellas personnel who made this transaction happen.

As you will recall, in September of last year, we entered into a collaboration agreement with Astellas to co-develop and commercialize our MAXY-IV program candidates for autoimmune diseases and transplant rejection. Astellas will continue to fund its share of expenses under this collaboration, and the collaboration will continue exactly as before under the joint venture. In addition, Astellas will provide the joint venture with $30 million in new funding for discovery and development of new programs.

The joint venture builds upon the strong collaborative relationship that we have developed with Astellas, and confirms the belief of both parties that they have in the potential of MAXY-IV, our early stage programs, and our technology platform in the discovery and development of protein pharmaceuticals.

Upon closing, Maxygen will essentially transfer all its R&D personnel and substantially all of its protein pharmaceutical programs, including MAXY-IV and the technology assets, to the newly-formed joint venture, with the exception of the MAXY-G34 program, as indicated by Russell. Maxygen and Astellas will also each invest $10 million in the joint venture, after which Maxygen will have an ownership interest of approximately 83%, and Astellas will own the remaining 17%.

The employees of the new venture will be granted equity in the joint venture as part of their incentive compensation structure. This will reduce Maxygen’s and Astellas’ proportional ownership on a fully diluted basis, although this will not change the buy-out option proceeds to Maxygen.

In terms of the management of the joint venture, Maxygen will appoint four Board members, including myself as CEO over the joint venture. Astellas will appoint one Board member. Maxygen will also provide the joint venture with license rights to its molecular breeding technology platform, and related technologies for discovery and development of protein pharmaceuticals.

As Russell noted, Astellas will be granted an option to acquire all of Maxygen’s ownership interest in the joint venture at specified exercise prices that will increase each quarter, starting at $53 million to $123 million over the three-year term of the option. If Astellas does not exercise its buy-out option, it will have a product option to license one product resulting from these efforts of the new venture.

Maxygen and Astellas are creating this new venture to pursue several business objectives. First, the joint venture will be responsible for the further development of MAXY-IV in collaboration with Astellas under the existing MAXY-IV co-development agreement that remains unchanged.

Second, the joint venture will pursue discovery and development of several new compounds, primarily in the transplant and autoimmune field, that have been initiated by Maxygen using its novel technology platform. Subject to certain limitations, Astellas will fund all of the cost of this research over the next three years, up to $30 million, under the new collaboration agreement that it will enter into with the joint venture.

Third, there is a mechanism for the joint venture to apply its employees and capabilities on programs chosen by Astellas. Astellas will provide its IT and all of the funding for the work related to these Astellas-selected programs.

In the event that Astellas does not exercise its buy-out option, all rights to these programs developed through the joint venture, except for the product for which Astellas can exercise its license option — product license option, will be retained by the joint venture.

To the extent Astellas has not exercised its buy-out option or the product option, and the MAXY-IV collaboration agreement is still in effect, Astellas would be required to provide the joint venture with up to 18 months of transition funding in the form of a revolving loan up to $20 million on pre-agreed terms.

There are a number of reasons that the parties chose this joint venture structure. First, both we and Astellas wanted to ensure the discovery and development management team for this venture would be focused on the venture’s success, rather than raising capital, investor relations or management of other aspects of Maxygen’s business.

Second, Astellas wanted to have the opportunity to grow the venture through the contribution of programs from their current portfolio, but retain the opportunity to reacquire these assets.

Third, we and Astellas believe this joint venture has the potential to be an important foundation for future product discovery and development in their company well into the future. The ability to acquire the operations, people, and technology associated with (technical difficulty) that’s within Maxygen was an important long-term objective to make this transaction work.

I believe this transaction is an excellent outcome for Maxygen and its stockholders, for the business objectives of Astellas, and for the Maxygen staff transferring to the new venture. I’m personally excited to continue to work with an outstanding team of scientists and professionals. We are all looking forward to continuing to exploit our proven technology platform to generate exciting new protein drugs.

I’ll now turn the call over to Larry Briscoe for a few comments regarding the financial aspects of the transaction. Larry?

Larry Briscoe - Maxygen - CFO and SVP

Thanks, Grant. As a majority owner of the joint venture, we expect to consolidate the results of the joint venture in Maxygen’s consolidated financial statements. The minority interest of Astellas in the joint venture will be reflected in our consolidated balance sheet as a non-controlling interest.

Further, as a result of this transaction and our related corporate restructuring, Maxygen will have a substantial reduction in expenses. After the deal closes, most of our employees will be transferred to the joint venture. Maxygen’s employee base will eventually be reduced to approximately 10 employees to support its ongoing finance, IP, legal, and other administrative functions.

Accordingly, we estimate Maxygen’s projected operating cash utilization will be reduced to between $5 million and $10 million per year, going forward. Recall that projected operating cash utilization is a non-GAAP financial measure that we generally define as projected net income or loss, excluding stock compensation under FAS-123R and depreciation, less capital expenditures, and the decrease in deferred revenues.

We currently expect to end the second quarter of 2009 with cash, cash equivalents and marketable securities totaling approximately $200 million.

I will now turn the call over to Isaac for a discussion of our corporate strategy.

Isaac Stein - Maxygen - Chairman of the Board of Directors

Thank you, Larry. I will also begin with my congratulations and thanks to the management team for their very effective efforts to complete this transaction, and the other transactions that have taken place since early 2008.

As Russell noted, this transaction with Astellas largely completes a multiyear strategic process to position Maxygen’s programs and assets in collaborations and other arrangements that are primarily supported by external parties. Going forward, Maxygen’s focus will be to manage these arrangements to maximize the return to our stockholders over the next few years.

I think it’s valuable to highlight the significant assets Maxygen will retain in addition to its majority interest in the joint venture, and to discuss some of our plans for these assets.

First, we will retain, as you heard, a significant cash balance, investing only $10 million of our cash into the joint venture. At June 30, we expect to have approximately $200 million in cash and cash equivalents, and that is not withstanding that we have done no financings in nearly 10 years.

Clearly, this is well in excess of our future needs. Accordingly, Maxygen will explore ways to return a significant portion of this excess cash balance to our shareholders.

We are currently evaluating the alternatives available to us to accomplish this goal, and until our evaluation is complete, we can’t comment more concretely on the amount of money or on the timing and mechanism we will use to return these funds. However, we can state that our goal is to return a significant portion of our cash balance.

At the same time, we will need to retain an appropriate amount of cash to support our business, both now and in the future, and to provide funds to invest further in that business as and when appropriate; and it’s impossible for us to know what investments may be required or prudent in the future, so we can’t be more specific about these plans at this time. We will, however, be balancing this goal with our clear intention to return excess cash to shareholders as quickly as practical.

Maxygen also will retain its MAXY-G34 program. As Russell stated earlier, there have been some promising developments on this program recently, and based on this recent progress, we remain in discussions with potential partners concerning the opportunity to further develop MAXY-G34. However, our corporate strategy for this program has not changed. While we continue some level of activity, we have no plans to continue clinical development or invest substantial funds in this program, unless and until we obtain external funding through a partnership or a similar arrangement.

I would also remind you that in May of this year, we entered into a licensing arrangement with Cangene for acute radiation syndrome, which as Russell noted earlier, could result in additional licensing fees for Maxygen with a very limited commitment of our resources. In addition, we will continue to hold a 22% ownership interest in Codexis, as well as a potential ongoing revenue stream under our biofuels license to Codexis.

Codexis has done a superb job of building a business in such areas as industrial enzymes, pharmaceutical manufacture, and biofuels — most recently, by expanding their partnership in biofuels with Shell. Shell’s recent investment in Codexis and that expansion of collaboration will help build this business further, and we believe could result in a significant return for Maxygen’s shareholders.

In connection with the sale of our hematology assets to Bayer HealthCare in 2008, we continue to be eligible for a milestone payment of up to $30 million upon certain events. Obviously, we cannot predict whether we will receive any portion of this milestone or the timing of any events that may lead to payment.

Also, we will continue to hold rights to our molecular breeding platform and intellectual property portfolio. We have granted exclusive and non-exclusive licenses to this portfolio to various parties in various fields, including Verdia in agriculture, Codexis in chemicals and buyer fuels, Bayer in pharmaceuticals, and other fields, and now to the joint venture. However, we continue to retain rights to additional fields of application of the technology platform that have not yet been licensed or exploited.

Maxygen finally retains a fully funded — fully externally funded vaccine discovery program. Maxygen has vaccine programs in the area of HIV, influenza, and encephalitic alpha viruses. These programs are funded through various external US government agencies.

Our researchers continue to make progress in the identification of potent cross-reactive immunogens, using Maxygen’s molecular breeding platform. We remain hopeful that our technology platform may solve some of the fundamental challenges of vaccine development.

Finally, I’d like to say a few words regarding the corporate restructuring we intend to implement. Following the formation of this joint venture with Astellas, we intend to restructure and downsize Maxygen’s corporate and administrative staff and expenses, to best align the Company’s operations with its future business needs.

As a part of this process, and following an appropriate transition period, after the closing of the joint venture transaction, we expect Maxygen’s current senior management team — Russell Howard, Larry Briscoe, and Elliot Goldstein — will be leaving the Company. On behalf of the Company, I would like to thank each of them for their extraordinary efforts in the development of Maxygen’s programs over the years, and wish them the best of success in their future endeavors.

Russell Elliott and Larry have done a first-class job of positioning Maxygen assets in a manner such that the Company can capitalize on their further increase in value, with limited operational or cash resources. With these changes, the challenge for Maxygen’s management has changed from one of creating new intellectual property and programs to one of harvesting the value that may be generated by the programs that have already been created.

During the remainder of 2009, I plan to focus on the recruitment of a new CEO and ensuring a smooth management transition.

Thank you for your time today, and we are happy to take any questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Mike King, Merriman Curhan Ford.

Mike King - Merriman Curhan Ford & Co. - Analyst

Thanks for taking the question. I have several questions. Just sort of from my historical knowledge of Maxygen, it seems to me that the key valuation driver for the shares in the near-term would be the monetization of the G34 program.

So I’m wondering just philosophically, I guess I’m having a hard time understanding the recent steps, and would ask you to maybe further elaborate upon why a further emphasis wasn’t — I mean, I know you guys have been struggling for a long time to get G34 licensed, but why was this not the key value creation event, as opposed to this — the joint venture with Astellas?

Russell Howard - Maxygen - CEO

Hello, Mike, this is Russell. I would give you the short answer and then I’ll give you an elaboration.

The value event is in the mind of the listener in this case, and that’s yourself. I would say that our program with G34 has remained and exactly as we have described it — that we have value, we believe in the program, and we gave you a heads-up today that we’ll be doing a call very soon, that there have been some good events with G34.

But the strategic importance of that and our desire to obtain a partner before we fund it remains exactly unchanged as before, so there’s really been no change in G34, as we’ve describe it to you. The change is a new event in that assets that hitherto have been understood as either our MAXY-IV program with Astellas are going forward exactly as before.

So the MAXY-IV program retains its value, and the exciting news from today is that assets that I would guess you would have valued at close to zero — that is, nascent drug discovery programs in autoimmune disease and transplantation, using the technology for protein pharmaceuticals, have today been welcomed into an Astellas/Maxygen joint venture, where Astellas have committed $30 million over the next three years, to create value from programs that hitherto were not on your list of value.

Mike King - Merriman Curhan Ford & Co. - Analyst

Right. But I mean that — sorry to interrupt, Russell, but that’s been your business model for the last several years, and I think that’s something that you’ve been, as an organization, very good at; witness the purchase of the hemophilia assets by buyer at perhaps a somewhat later stage, but still at a relatively early stage of development. Why that can’t be an ongoing business model is what I guess I’m grasping at.

Russell Howard - Maxygen - CEO

Well, Maxygen retains its considerable ownership in the new venture. That’s a very important thing to remember here, with Board representation for Maxygen. And second, we believe very strongly that this new venture creates the best opportunity for creation of value in protein pharmaceuticals with a partner who really appreciates the technology. They really understand MAXY-IV and its value.

They’re a perfect partner for autoimmune disease and transplantation, which is our focus area and strength in biology. So, we think this is absolutely the correct thing to do to create value in that field with protein pharmaceuticals.

Mike King - Merriman Curhan Ford & Co. - Analyst

Okay, well let me ask one more question, and I’d like Isaac’s view on this as well. And then I’ll step back in queue. But that is that, if this transition of the technology — so much of the technology is going to the joint venture, why not compel Astellas just to buy the Company?

Isaac Stein - Maxygen - Chairman of the Board of Directors

I think, Mike, the simple answer is, we believe that we can obtain greater value for shareholders by having this core group of research people, who are being fully funded, work on building out the technology assets, so that it gets ultimately purchased at a higher price.

Mike King - Merriman Curhan Ford & Co. - Analyst

I guess we’ll continue the discussion off-line. Thank you.

Operator

Philip Broenniman, [Vivienne].

Philip Broenniman - Vivienne - Analyst

My question was answered. Thank you.

Operator

[Andrew Meddle], Leo J. Shapiro and Associates. (Operator Instructions).

Isaac Stein - Maxygen - Chairman of the Board of Directors

Let’s go on to the next question.

Operator

We have Philip Broenniman in the queue again. Please proceed, Philip.

Philip Broenniman - Vivienne - Analyst

I have an additional question — hi, folks. Thank you very much for hosting this call.

How do you view the role, and I guess the perfect CV for the CEO that would come in and manage — basically would be strictly managing the assets?

Russell Howard - Maxygen - CEO

Let me pass that call to Isaac.

Isaac Stein - Maxygen - Chairman of the Board of Directors

Well, first I think it’s important to recognize the objective, and the objective is to maximize the shareholder value which can be extracted from the assets.

We will still be a public company, so obviously we need a CEO who has the ability to be a CEO of a public company. And second, we need someone who has the kind of financial structuring capabilities and understanding of complex transactions, to maximize the return we receive from this diverse portfolio of assets.

I mean, I could elaborate more on that but I think it is — clearly, those are the core issues. We have assets as diverse as the interest in the venture, the interest in Codexis, these various contingent payments, and all of those are going to require capability.

Clearly, what we do not need is the operational capability, since we will not have those operations existing at the Maxygen corporate level that the staff doing research and development will now be operating as part of that joint venture entity under Grant’s leadership.

Philip Broenniman - Vivienne - Analyst

Well, I guess from my point of view, to put it in somewhat prosaic terms, it seems that a lot of this, until there’s an opportunity for monetization as a relationship management, then when those opportunities arise, it’s either going to be, I guess, operational skills, which will be necessary, or M&A skills that will be necessary.

Isaac Stein - Maxygen - Chairman of the Board of Directors

Well, I wouldn’t say operational skills. I would say it’s M&A skills and it’s transactional skills in general. Most of these assets are, as we’ve indicated, somewhat complicated assets, and figuring out how to get the greatest value from them and into the hands of our shareholders is going to be a complicated task; but we believe there is substantial value, and that’s what we are interested in making sure that we get for our shareholders.

Philip Broenniman - Vivienne - Analyst

My apologies — also one more question; I was a bit tardy on the call. I missed what commentary was made, if any, with regard to disposition of the cash?

Isaac Stein - Maxygen - Chairman of the Board of Directors

The comment that we made is that we intend to return to shareholders a substantial portion of our excess cash, but that analysis of exactly how much, when and through what mechanism, is still being studied, and we are not prepared to go further than express our intention to return a substantial portion of our cash (multiple speakers) [to shareholders].

Philip Broenniman - Vivienne - Analyst

Understand. That’s appropriate. Okay, thanks very much.

Operator

[Andrew Meddle], Leo J. Shapiro and Associates.

Andrew Meddle - Leo J. Shapiro and Associates - Analyst

Thank you very much for hosting this call. The joint venture itself is going to be located where?

Russell Howard - Maxygen - CEO

I’ll let Grant speak to that.

Grant Yonehiro - Maxygen - Chief Business Officer and SVP

We would plan to be located in our current building at least until the end of that lease, and in the same general area post that, potentially even in the same building.

Andrew Meddle - Leo J. Shapiro and Associates - Analyst

Great. And then on — as a second question, any additional assets that Maxygen currently has, will those be ongoing development issues? Or will those be partnership — partnering opportunities as well? Assuming, of course, appropriate terms.

Russell Howard - Maxygen - CEO

Let me try to answer that. The assets that Maxygen retains, obviously, the cash — Isaac has spoken to that. Codexis equity ownership and ownership of the joint venture is obviously something to manage at the financial and strategic level. And then we have G34 for CIN, that obviously is a product that we are hoping to partner. And so that will be a business transaction to go forward with.

The milestone from Bayer HealthCare, that’s basically we wait and hope that our drug factor VII progresses into Phase II. And then there are other assets that are not detailed descriptions provided today on intellectual property with our portfolio of gene shuffling, and those we’ll be looking to see if there are opportunities for additional out-licensing or partnering, but that’s a complicated area, you’ll appreciate, in intellectual property and licensing.

And then finally, we have a vaccine program that we are looking to partner or merge or sell or obtain some value from as well. But there is a complexity of assets that you will appreciate that most of them are — the majority of them are certainly not operational, and they are more strategic and financial in their maximum value creation.

Operator

[Brad Bennett], Smith Barney.

Brad Bennett - Smith Barney Investments - Analyst

With the Codexis investment, it’s been talked about or rumored that Codexis might do an initial public offering next year in 2010. Would the Board distribute the Maxygen shares in a tax-efficient manner to shareholders? Or would they monetize it on the initial public offering, creating a taxable event?

Russell Howard - Maxygen - CEO

Hello. Good questions. It’s inappropriate to comment at this time on decisions that Codexis might make. I think you could take it as a general proposition that going forward, Maxygen will always be looking to the sophisticated consequences of transactions for shareholders’ benefit with respect to taxation issues.

Brad Bennett - Smith Barney Investments - Analyst

So they would try to distribute those shares, if it were to go public?

Russell Howard - Maxygen - CEO

No, I didn’t say that. I said that we will always consider the appropriate way to maximize value for shareholders and for Maxygen, including an awareness of taxation.

Brad Bennett - Smith Barney Investments - Analyst

The current tax laws carryforward for Maxygen right now — how much is that?

Russell Howard - Maxygen - CEO

Larry, would you comment on that?

Larry Briscoe - Maxygen - CFO and SVP

My recall is about $30 million.

Brad Bennett - Smith Barney Investments - Analyst

So I guess my question leads to is if Maxygen derives a large capital gain — I mean, you stated in your comments that Codexis has a lot of value that hasn’t been realized. $30 million of that would be sheltered?

Larry Briscoe - Maxygen - CFO and SVP

Well, it would be sheltered to the extent of our NOL at the point of time of the tax year in which the transaction occurred, but what that will be then and is — I don’t know.

Isaac Stein - Maxygen - Chairman of the Board of Directors

Let me answer it a little differently. This is Isaac again. I think we are very mindful and have a good understanding of a tax complexity, and I think that there are a series of assumptions you made in your question which we might or might not agree with; but I think at this point, it wouldn’t be appropriate for us to comment on them.

Suffice it to say we do have some NOL, and our objective in any transaction we did would be to minimize the tax consequences in obtaining shareholder value for shareholders.

Brad Bennett - Smith Barney Investments - Analyst

My final question is, ultimately, if we were to look three years, five years down the road, it sounds to me like Maxygen going forward is essentially an asset that’s going to monetize the different pieces of value and distribute the cash to the shareholders. Would that be correct?

Russell Howard - Maxygen - CEO

I’ll let Isaac answer that question.

Isaac Stein - Maxygen - Chairman of the Board of Directors

I think the answer to the question is that our objective is going to be optimizing shareholder value to the extent that we conclude that the best way to achieve that shareholder value, which requires a whole bunch of assumptions as to what happens to each of the assets, then at that time, we would make a decision as to whether or not the Company should simply liquidate and distribute the remaining cash proceeds.

There are many other outcomes that are possible, and we are simply, at this point, beginning down the road. What’s important is that we have now put our assets in a position where we have assured funding for each of our assets, and they all have the potential to increase in value, and we have created mechanisms by which we can try to capture that value for shareholders.

That’s the focus of our efforts at this point. We have not tried to make assumptions that we understand everything that will happen over the next three years. We have enough trouble understanding what happened in the last six months.

Brad Bennett - Smith Barney Investments - Analyst

Okay, thank you very much.

Operator

You have a follow-up question from the line of Mike King with Merriman Curhan Ford. Please proceed.

Mike King - Merriman Curhan Ford & Co. - Analyst

Thank you for taking the follow-up question. I was wondering, in order for shareholders to understand whether they’re getting treated fairly in this transaction or not, can you speak more specifically about what rights are going to be assigned — to the technology going to be assigned to Astellas, and what rights will be retained by Maxygen?

Russell Howard - Maxygen - CEO

I think, said simply — and I’ll then pass over to Grant — the Astellas/Maxygen joint venture will have the license rights to prosecute protein pharmaceutical drug discovery in all of their fields of interest with gene shuffling. Rights outside that will be retained within Maxygen.

So let’s say there are rights in a field of chemicals or some other area in the broad scope of gene shuffling technology, that are outside what is required to make protein pharmaceutical drugs; those rights will be retained by Maxygen, if not already licensed out to another party. Is that clear, Mike?

Mike King - Merriman Curhan Ford & Co. - Analyst

So that you’re saying that — will Maxygen be able to prosecute anything in protein pharmaceuticals? Or those are entirely the providence of the joint venture?

Russell Howard - Maxygen - CEO

You are correct. If you notice in the 8-K, if you read (multiple speakers) —

Mike King - Merriman Curhan Ford & Co. - Analyst

I haven’t had a chance to read it.

Russell Howard - Maxygen - CEO

Okay, Mike, you’ll see that, but it gives you the detail. Maxygen does not retain the right to prosecute gene shuffling in protein pharmaceuticals, to be clear. Maxygen does retain one protein pharmaceutical drug — that’s G34 in its entirety. As you note, there’s a licensing out in RIN. It retains the ownership and option for partnering in CIN, but all of the rights to gene shuffling for protein pharmaceuticals are now in the new venture.

Operator

There are no further questions in queue. I will now turn the call back over to Mr. Russell Howard, CEO, for any closing remarks.

Russell Howard - Maxygen - CEO

Well, thank you. Well, everyone, it’s been absolutely a wonderful and amazing time to have grown the technology, build the people, be involved in so many exciting partnerships to create drugs, and agricultural products, and industrial products, all of which exploit this amazing technology of gene shuffling. And it’s been a privilege to work with the Board and the senior management colleagues through the years, and the dedicated staff of Maxygen and our various spin-outs.

And so it’s with a sense of achievement looking backwards at what we’ve created, and a sense of optimism going forward, that this move is a great move for Maxygen shareholders, of which I’m a principal one, and therefore, profoundly concerned with the appropriate management of Maxygen’s assets going forward. And I’m very pleased and proud of this transaction and I think that going forward, it will be very exciting to be a Maxygen shareholder.

So, thank you very much for your effort and support for us over the years. It’s been great, and I look forward to my own separate future going forward, after an appropriate period of transition, wherein the three of us who are leaving — Larry Briscoe, Elliot Goldstein, and myself — will be working in the period of transition, obviously to maximize the value for Maxygen and its shareholders in this important time.

And I’ll pass over to final comments for Isaac.

Isaac Stein - Maxygen - Chairman of the Board of Directors

Well, as I mentioned earlier, we obviously owe a debt of thanks to Russell Elliott and Larry for developing the programs that created this value. And I look forward to the opportunity to be sure that we extract maximum value for shareholders from this.

Considering the economic environment we’re operating in, we start with a remarkably strong position, and we feel very good about the opportunities that our assets represent for shareholder value.

Russell Howard - Maxygen - CEO

So, thank you, everyone.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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Additional Information and Where You Can Find It

In connection with the transaction discussed herein, Maxygen will file a proxy statement with the SEC. The proxy statement will be furnished to the stockholders of Maxygen. Investors and security holders of Maxygen are urged to read the proxy statement when it becomes available because it will contain important information about Maxygen and the proposed transaction. The proxy statement (when it becomes available), and any other documents filed by Maxygen with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Maxygen by contacting Maxygen at info@maxygen.com or via telephone at (650) 298-5300. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Maxygen and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in favor of the proposed transaction. Information about the directors and executive officers of Maxygen and their respective interests in the proposed transaction will be available in the proxy statement.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements about the proposed transaction, the timing of the transaction and the potential benefits of the transaction and the strategic restructuring. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, if Maxygen does not receive required stockholder approval or fails to satisfy other conditions to closing, the joint venture will not be formed. Further, there is no assurance that the joint venture will be successful or that Astellas will exercise its buy-out option even if the joint venture is successful. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of the Maxygen stockholders to approve the formation of the joint venture and the other transactions, the failure of any other closing condition to be satisfied, unexpected delays in the formation of the joint venture, risks inherent in drug development, such as potential difficulties or delays in the development, testing, regulatory approvals, progression or production of drug compounds, the failure to develop products suitable for commercialization, the delay or suspension of predicted development and commercial timelines for any potential products, the failure to protect intellectual property portfolio and rights; the failure to identify and develop new potential products, and the risk that any compounds developed may have adverse side effects or inadequate therapeutic efficacy, and other economic, business, competitive, and/or regulatory factors affecting Maxygen’s business and the market it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.